Exhibit 6.6

AMENDMENT NO.1 TO CONSULTING SERVICES AGREEMENT

This Amendment No. 1 (“Amendment”) to the Consulting Services Agreement (as defined below) is made as of October 18, 2022, by and between RADAR USA, INC. (the “Company”), located 448 W Market Street, Suite 203, San Diego, California, 92101 (represented by Jeff Muller as Chief Executive Officer), and Sequoia Partners Inc. (“Consultant”), located at 910 – 510 Burrard St., Vancouver BC, Canada V6C 3A8 (represented by Ali Hakimzadeh and James Beesley). All defined terms used but otherwise not defined herein shall have the meaning set forth in the Consulting Services Agreement.

BACKGROUND

The parties hereto entered into a Consulting Services Agreement (the “Consulting Services Agreement”) as of October 31 2021, in connection with advisory services provided by the Consultant to the Company from time to time.

The parties hereto desire to amend the Consulting Services Agreement as and to the extent set forth herein.

AGREEMENT

1.	Amendment. The parties hereto agree to amend the Consulting Services Agreement to replace Section 3 in its entirety with the following and to replace the address of the Company set forth in Section 4 thereof with the address provided in the first paragraph of this Amendment.

3.	RENUMERATION AND EXPENSES

1. In consideration for the Consultant providing Services the Company shall also pay USD $10,000 (plus applicable taxes) per month, beginning as of June 1, 2022, for the remaining term of this contract and month to month thereafter.

2. The Company shall reimburse the Consultant for all business, travel, hotel, entertainment, telecommunication (including cell phone charges) and other out-of-pocket expenses that are incurred by the Consultant in the provision of the Services hereunder. The Consultant shall provide the Company with copies of all vouchers, bills, invoices, and statements relating to any expenses for which the Consultant claims reimbursement.

2.	Other Provisions.

(a) This Amendment evidences a written supplementary agreement, executed by both parties, to effect the amendment of the Consulting Services Agreement. All other provisions of the Consulting Services Agreement remain in full force and effect.

(b) This Amendment may be executed in several parts in the same form and such parts as so executed shall together form one original agreement and such parts if more than one shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

(c) A facsimile or scan of this Amendment shall be considered as an original and shall in all respects be legally binding.

IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the day and year first above written.

RADAR USA, INC.		SEQUOIA PARTNERS INC.

Per:		Per:

Signed:	/s/ Jeff Muller	Signed:	/s/ Ali Hakimzadeh
Jeff Muller		Ali Hakimzadeh
Name		Name

Chief Executive Officer
Position		Position